Exhibit 99.1

For Immediate Release

Contact:	Jon Safran Director, Investor Relations 713-209-8610 safran@cooperindustries.com

Cooper Industries Reports First Quarter Revenues Up 12 Percent
and Earnings Per Share Up 25 Percent

HOUSTON, April 19, 2007 – Cooper Industries, Ltd. (NYSE: CBE) today reported first quarter 2007 earnings per share of $.71 (diluted), an increase of 25 percent compared with $ .57 earnings per share for the first quarter of 2006. First quarter 2007 revenues increased 12 percent to $1.39 billion, compared with $1.24 billion for the same period last year. For the first quarter of 2007, net income rose 22 percent to $131.9 million, compared with $107.7 million for the prior year’s first quarter.

“Strong utility demand and solid demand in the core industrial and nonresidential construction markets contributed to our performance in the quarter. Continued execution on international growth programs and ongoing benefits from company-wide strategic initiatives drove our results as well,” said Cooper Industries Chairman, and Chief Executive Officer Kirk S. Hachigian. “Core revenue growth was supplemented by our acquisitions program, which contributed over 3 percent in addition to currency translation, which contributed almost 2 percent.”

Segment Results
Electrical Products segment revenues for the first quarter of 2007 increased 14 percent to $1.21 billion, compared with $1.06 billion in the first quarter of 2006. Currency translation increased revenues by approximately 1 percent and acquisitions contributed approximately 4 percent to the year-over-year growth. Segment operating earnings were $193.5 million, an increase of approximately 21 percent from $160.1 million in the prior year’s first quarter. Segment operating margin improved 90 basis points to 16.0 percent for the first quarter of 2007.

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The increase in revenues for the Electrical Products segment reflects continued strength in the utility markets, strong international growth and solid growth in core U.S. industrial and nonresidential construction markets, as well as incremental sales related to the April go-live of a division on our enterprise business system. As anticipated, softness in U.S. residential markets partially offset the segment’s overall revenue growth.

Year to date, the Company has completed three acquisitions, with combined annualized revenue of approximately $100 million. WPI provides highly customized specification-grade connector technologies for use in harsh, heavy-duty and hazardous locations in military, industrial and commercial applications. Cybectec provides products and software systems that meet utilities’ most demanding real-time and reliability requirements in a number of areas, including electrical power substation automation, integration, communication and instrumentation. Polaron provides intelligent lighting control solutions for use in office, hospitality, educational and urban outdoors settings that allow customers to realize energy savings, creative ambiance, or enhanced productivity, safety and security.

Tools segment revenues for the first quarter of 2007 increased 2 percent to $183.4 million, compared with 2006 first quarter revenues of $180.3 million. Excluding the effects of currency translation, revenues were flat in the quarter. Solid aerospace and industrial sales were offset by soft residential and motor vehicle markets. Segment operating earnings were $21.8 million, an increase of approximately 26 percent, compared with $17.3 million for the first quarter of 2006. Segment operating margin for the first quarter of 2007 improved 230 basis points to 11.9 percent, compared with 9.6 percent for the same period last year.

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Outlook
“The performance of our businesses and global economic conditions in the first quarter cause us to remain optimistic about our full-year 2007 performance,” said Hachigian. “Our initiatives focused on customer loyalty, innovation, globalization, talent development and operational excellence will continue to contribute to our efforts to deliver a balance of growth, margin expansion and cash generation. We now expect 2007 revenues to increase in the range of 10 to 13 percent, with earnings per share between $2.95 and $3.08. This represents a 14 to 19 percent increase, compared with full-year results for 2006. Second quarter 2007 revenue increases are expected to be in the range of 12 to 14 percent, with earnings per share of $.72 to $.76.”

About Cooper Industries
Cooper Industries, Ltd. is a global manufacturer of electrical products and tools, with 2006 revenues of $5.2 billion, approximately 85 percent of which are from electrical products. Incorporated in Bermuda with administrative headquarters in Houston, Cooper employs approximately 31,000 people and operates eight divisions: Cooper B-Line, Cooper Bussmann, Cooper Crouse-Hinds, Cooper Lighting, Cooper Menvier, Cooper Power Systems, Cooper Wiring Devices and Cooper Tools. Cooper Connection provides a common platform for Cooper’s marketing and sales to electrical distributors. For more information, visit the website at www.cooperindustries.com.

Comparisons of 2007 and 2006 first quarter results appear on the following pages.

Statements in this news release are forward looking under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding the Company’s earnings outlook. These statements are subject to various risks and uncertainties, many of which are outside the control of the Company, and actual results may differ materially from anticipated results. Important factors which may affect the actual results include, but are not limited to: 1) competitive pressures and future global economic conditions, including the level of market demand for the Company’s products; 2) changes in raw material, transportation and energy costs; 3) the ability to execute and realize the expected benefits from strategic initiatives including revenue growth plans, and cost-control and productivity improvement programs; 4) any disruptions from manufacturing rationalizations and the implementation of the Enterprise Business System; 5) mergers and acquisitions, and their integration; 6) political developments; 7) changes in financial markets including currency exchange fluctuations; 8) changes in legislation and regulations including changes in the tax laws, tax treaties or tax regulations; 9) the timing and amount of share repurchases by the Company; and 10) the resolution of potential liability exposure resulting from Federal-Mogul Corporation’s bankruptcy filing.

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Conference Call

Cooper will hold a conference call today at 12:00 noon EDT to provide shareholders and other interested parties an overview of the Company’s first quarter 2007 performance. Those interested in hearing the conference call may listen via telephone by dialing (800) 638-5495, using pass code 28738404, or over the Internet through the Investor Center section of the Company’s website, using the “Management Presentations” link. International callers should dial (617) 614-3946 and use pass code 28738404.

The conference call may include non-GAAP financial measures. Cooper will post a reconciliation of those measures to the most directly comparable GAAP measures in the Investor Center section of the Company’s website under the heading “Management Presentations.”

Informational exhibits concerning the Company’s first quarter performance that may be referred to during the conference call will be available in the Investor Center section of the Company’s website under the heading “Management Presentations” prior to the beginning of the call.

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CONSOLIDATED RESULTS OF OPERATIONS

	Quarter Ended March 31,
	2007	2006
	(in millions where applicable)
Revenues	$1,394.0	$1,240.9
Cost of sales	944.9	846.8
Selling and administrative expenses	255.4	237.5

Operating earnings	193.7	156.6
Interest expense, net	12.9	12.1

Income before income taxes	180.8	144.5
Income taxes	48.9	36.8

Net income	$131.9	$107.7

Net Income per Common Share:
Basic	$.72	$.59

Diluted	$.71	$.57

Shares Utilized in Computation of Income Per Common Share:
Basic	183.0 million	184.4 million
Diluted	186.5 million	188.8 million

PERCENTAGE OF REVENUES

	Quarter Ended March 31,
	2007	2006
Revenues	100.0%	100.0%
Cost of sales	67.8%	68.2%
Selling and administrative expenses	18.3%	19.1%
Operating earnings	13.9%	12.6%
Income before income taxes	13.0%	11.6%
Net income	9.5%	8.7%

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CONSOLIDATED RESULTS OF OPERATIONS (Continued)
Additional Information for the Quarter Ended March 31
Segment Information

	Quarter Ended March 31,
	2007	2006
	(in millions)
Revenues:
Electrical Products	$1,210.6	$1,060.6
Tools	183.4	180.3

Total	$1,394.0	$1,240.9

Segment Operating Earnings:
Electrical Products	$193.5	$160.1
Tools	21.8	17.3

Total Segment Operating Earnings	215.3	177.4
General Corporate Expense	21.6	20.8
Interest expense	12.9	12.1

Income before income taxes	$180.8	$144.5

	Quarter Ended March 31,
	2007	2006
Return on Sales:
Electrical Products	16.0%	15.1%
Tools	11.9%	9.6%
Total Segments	15.4%	14.3%

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CONSOLIDATED BALANCE SHEETS
(PRELIMINARY)

	March 31,	December 31,
	2007	2006
	(in millions)
ASSETS
Cash and cash equivalents	$304.8	$423.5
Receivables	1,007.4	896.0
Inventories	672.4	607.6
Deferred income taxes and other assets	235.8	266.6

Total current assets	2,220.4	2,193.7

Property, plant and equipment, less accumulated depreciation	670.2	665.4
Goodwill	2,387.8	2,336.9
Other noncurrent assets	208.2	178.8

Total assets	$5,486.6	$5,374.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term debt	$4.3	$5.0
Accounts payable	512.6	471.7
Accrued liabilities	473.0	522.3
Current discontinued operations liability	229.5	199.6
Current maturities of long-term debt	300.6	300.7

Total current liabilities	1,520.0	1,499.3

Long-term debt	706.4	702.8
Postretirement benefits other than pensions	82.4	83.2
Long-term discontinued operations liability	330.0	330.0
Other long-term liabilities	302.9	284.2

Total liabilities	2,941.7	2,899.5

Common stock	1.8	0.9
Capital in excess of par value	277.1	278.4
Retained earnings	2,390.2	2,324.4
Accumulated other nonowner changes in equity	(124.2)	(128.4)

Total shareholders’ equity	2,544.9	2,475.3

Total liabilities and shareholders’ equity	$5,486.6	$5,374.8

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RATIOS OF DEBT-TO-TOTAL CAPITALIZATION
AND NET DEBT-TO-TOTAL CAPITALIZATION
(PRELIMINARY)

	March 31	December 31,
	2007	2006
	(in millions where applicable)
Short-term debt	$4.3	$5.0
Current maturities of long-term debt	300.6	300.7
Long-term debt	706.4	702.8

Total debt	1,011.3	1,008.5
Total shareholders’ equity	2,544.9	2,475.3

Total capitalization	$3,556.2	$3,483.8

Total debt-to-total-capitalization ratio	28.4%	28.9%
Total debt	$1,011.3	$1,008.5
Less: Cash and cash equivalents	304.8	423.5

Net debt	$706.5	$585.0

Total capitalization	$3,556.2	$3,483.8
Less: Cash and cash equivalents	304.8	423.5

Total capitalization net of cash	$3,251.4	$3,060.3

Net debt-to-total-capitalization ratio	21.7%	19.1%

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CONSOLIDATED STATEMENTS OF CASH FLOWS
(PRELIMINARY)

	Quarter Ended March 31,
	2007	2006
	(in millions)
Cash flows from operating activities:
Net income	$131.9	$107.7
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	28.9	27.0
Deferred income taxes	(4.1)	8.5
Excess tax benefits from stock options and awards	(10.4)	(13.9)
Changes in assets and liabilities(1)
Receivables	(93.2)	(77.2)
Inventories	(41.6)	(58.2)
Accounts payable and accrued liabilities	3.2	(20.8)
Other assets and liabilities, net	59.0	52.5

Net cash provided by operating activities	73.7	25.6

Cash flows from investing activities:
Capital expenditures	(22.1)	(16.7)
Cash paid for acquired businesses	(124.3)	(83.2)
Proceeds from sales of property, plant and equipment and other	—	0.2

Net cash used in investing activities	(146.4)	(99.7)

Cash flows from financing activities:
Repayments of debt	(1.0)	(2.0)
Dividends	(38.9)	(34.6)
Subsidiary purchase of parent shares	(39.3)	(69.3)
Excess tax benefits from stock options and awards	10.4	13.9
Activity under employee stock plans and other	21.5	53.2

Net cash used in financing activities	(47.3)	(38.8)

Effect of exchange rate changes on cash and cash equivalents	1.3	3.7

Decrease in cash and cash equivalents	(118.7)	(109.2)
Cash and cash equivalents, beginning of period	423.5	452.8

Cash and cash equivalents, end of period	$304.8	$343.6

(1) Net of the effects of translation and acquisitions

Free Cash Flow Reconciliation

	Quarter Ended March 31,
	2007	2006
	(in millions)
Net cash provided by operating activities	$73.7	$25.6
Less capital expenditures	(22.1)	(16.7)
Add proceeds from sales of property, plant and equipment and other	—	0.2

Free cash flow	$51.6	$9.1

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